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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Interphase Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 3, 2006

To the Holders of Common Stock of
   Interphase Corporation:
     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the “Company”), will be held on May 3, 2006 at 9:00 a.m. local time at the Hotel Intercontinental at 15201 Dallas Parkway, Addison, Texas, for the following purposes:
(a)	to elect six directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified; and

(b)	to transact such other business as may properly come before the meeting or any adjournment thereof.
     It is desirable that as large a proportion as possible of the shareholders’ interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign the enclosed proxy and return it promptly in the enclosed envelope.

By order of the Board of Directors

S. Thomas Thawley
Vice Chairman and Secretary
Plano, Texas
March 31, 2006

PROXY STATEMENT
PERSONS MAKING THE SOLICITATION
OUTSTANDING CAPITAL STOCK AND RECORD DATE
ACTION TO BE TAKEN AT THE MEETING
QUORUM AND VOTING
PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS
AUDIT COMMITTEE
NOMINATING AND GOVERNANCE COMMITTEE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
CERTAIN RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS
SHAREHOLDERS’ PROPOSALS
SHAREHOLDER COMMUNICATIONS
MISCELLANEOUS

Interphase Corporation
Parkway Centre I
2901 North Dallas Parkway, Suite 200
Plano, Texas 75093
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 3, 2006
     This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on May 3, 2006. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement is first being mailed to shareholders on or about March 31, 2006.
PERSONS MAKING THE SOLICITATION
     The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies and the annual meeting will be borne entirely by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram by directors and officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, $.10 par value (“Common Stock”), held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection with forwarding the solicitation material.
OUTSTANDING CAPITAL STOCK AND RECORD DATE
     The record date for shareholders entitled to notice of and to vote at the annual meeting is March 9, 2006. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 6,022,562 shares of Common Stock.
ACTION TO BE TAKEN AT THE MEETING
     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted for the election as directors of the Company of the six persons named under the caption “Election of Directors”, and, in the discretion of the proxy holder, with respect to such other business as may properly come before the meeting.
     Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

QUORUM AND VOTING
     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or its name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Because the six nominees for director who receive the most votes will be elected, any abstention will not be included in vote totals. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal at this meeting.
PRINCIPAL SHAREHOLDERS
     The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 9, 2006 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) certain executive officers and each director of the Company and (iii) all executive officers and directors as a group. To the knowledge of the Company, each of the owners named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.

Name and address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class
Gregory B. Kalush	612,167	(1)	9.3%
S. Thomas Thawley	297,792	(1)	4.9%
Felix V. Diaz	290,000	(1)	4.6%
Randall E. McComas	211,540	(1)	3.4%
Deborah A. Shute	156,000	(1)	2.5%
James W. Gragg	86,000	(1)	1.4%
Paul N. Hug	47,667	(1)	0.8%
Randall D. Ledford	46,667	(1)	0.8%
Thomas N. Tipton, Jr.	39,800	(1)	0.7%
Michael J. Myers	36,667	(1)	0.6%
Kenneth V. Spenser	36,667	(1)	0.6%
Prasad R. Kallur	27,000	(1)	0.4%

All executive officers and directors as a group (12 persons)	1,887,967	(2)	25.2%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	573,200	(3)	9.5%

(1)	Includes vested options to purchase Common Stock with exercise prices ranging from $4.12-$31.00 per share (fair market value on the respective dates of grant) as follows: Mr. Kalush, 567,500 shares; Mr. Thawley, 55,000 shares; Mr. Diaz, 270,000 shares; Mr. McComas, 191,540 shares; Ms. Shute, 145,000 shares; Mr. Gragg, 75,000 shares; Mr. Hug, 45,000 shares; Mr. Ledford, 45,000 shares; Mr. Myers, 35,000 shares; Mr. Spenser, 35,000 shares and Mr. Tipton, 18,500 shares.

(2)	Includes 1,482,540 shares that may be acquired upon exercise of vested stock options.

(3)	Based upon information contained in Schedule 13G filings made prior to March 9, 2006.

ELECTION OF DIRECTORS
     Six directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.
     A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified.
     OUR BOARD OF DIRECTORS AND NOMINATING AND GOVERNANCE COMMITTEE UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.
     Gregory B. Kalush, 49, was elected Chairman of the Board in May 2000. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999. He joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.
     Paul N. Hug, 62, was elected a director in 1984. He has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPAs since 1988. Mr. Hug is a member of the Compensation Committee, the Nominating and Governance Committee and is Chairman of the Audit Committee of the Board of Directors.
     Randall D. Ledford, 56, was elected to the Board of Directors in 2001. Mr. Ledford is currently Senior Vice President and Chief Technology Officer for Emerson Electric Co., a position he has held since 1997. He serves on several CTO boards and forums both in the U.S. and abroad. Mr. Ledford is a member of the Nominating and Governance Committee and is Chairman of the Compensation Committee of the Board of Directors.
     Michael J. Myers, 59, was elected to the Board of Directors in 2002. Mr. Myers is currently President, CEO and a member of the Board of Directors of Coppercom Inc., a provider of networking equipment for telecommunications operators. Mr. Myers served as the President of the Broadband Systems Division of Alcatel from 2000 to 2002 and as Group Vice President for Alcatel’s Networking Systems Group from 1998 to 2000. Prior to 1998, Mr. Myers worked for DSC Communications Corporation, serving as its Executive Vice President and Chief Operating Officer from 1997 to 1998, at its DSC Denmark A/S subsidiary, and as a Group Vice President for its transmission business in 1997. Mr. Myers also had prior experience with Nortel Networks, NCR, and General Motors Corporation. Mr.

Myers is a member of the Compensation Committee, the Nominating and Governance Committee and the Audit Committee of the Board of Directors.
     Kenneth V. Spenser, 57, was elected a director in 2002. Mr. Spenser is currently the Chief Executive Officer for Entivity Holdings. Mr. Spenser served as President, Chief Executive Officer and Chairman of the Board for Entivity, Inc. or its predecessors from 1997 to 2004. Entivity is a leading provider of PC-based control systems to the automation marketplace. Mr. Spenser founded Think & Do Software in 1997 and merged it with Steeplechase Software in 2001 to create Entivity, Inc. Prior to founding Think & Do Software, Mr. Spenser served as Vice President for Texas Instruments’ Information Technology Group and as General Manager for Autodesk’s Mechanical Division. Mr. Spenser spent ten years on active duty as a naval aviator and twelve years in the Naval Reserves, retiring in 1993 with the rank of Captain. Mr. Spenser is a member of the Nominating and Governance Committee and the Audit Committee of the Board of Directors.
     S. Thomas Thawley, 65, is a co-founder of the Company and has served as Secretary and a director of the Company since its inception in 1977. Mr. Thawley was elected Vice Chairman in May 2000 and is the Chairman of the Nominating and Governance Committee of the Board of Directors.
Committees and Meetings of the Board of Directors
     The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the New Employee and Retention Stock Award Committee. During 2005, the Audit Committee was composed of Mr. Hug, Chairman, Mr. Myers and Mr. Spenser. The Audit Committee met seven times during 2005. The Audit Committee’s responsibilities are described in the Audit Committee Charter (included as an exhibit to the Company’s proxy statement for the 2004 annual meeting). During 2005, the Compensation Committee was composed of Mr. Ledford, Chairman, Mr. Hug and Mr. Myers. The Compensation Committee met two times during 2005 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. During 2005, the Nominating and Governance Committee was composed of Mr. Thawley, Chairman, Mr. Hug, Mr. Ledford, Mr. Myers and Mr. Spenser. The Nominating and Governance Committee is responsible for considering and approving nominees for election as director, and the other responsibilities set forth in its charter. The Nominating and Governance Committee met three times during 2005. In 2005, the New Employee and Retention Stock Award Committee was composed of one member, Mr. Kalush. The New Employee and Retention Stock Award Committee has the authority to grant stock options under the 2004 Long-Term Stock Incentive Plan to newly hired employees of the Company and, for retention purposes, to existing employees of the Company.
     The Board of Directors held six meetings during the year ended December 31, 2005. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which such director served.
     The Company encourages board members and nominees for director to attend the annual meeting of shareholders. All current board members attended the Company’s 2005 annual meeting of shareholders.

Compensation of Directors
Cash Compensation
     The Company compensates its non-employee directors, who during 2005 were Mr. Hug, Mr. Ledford, Mr. Myers, Mr. Spenser and Mr. Thawley, based upon an estimated number of meetings of the board and committees on which such director serves, plus an annual retainer. This amount is reasonably estimated to be approximately $27,000 per year, per director. Mr. Kalush does not receive cash compensation as a director.
Directors Stock Awards
     In May 2005, each director was granted bonus stock awards (“restricted stock”) under the 2004 Long-Term Stock Incentive Plan. Each director was issued 1,667 shares of restricted stock (an aggregate of 10,002 shares). These shares have a price of $5.72 per share (fair market value on the date of grant) and will fully vest in one year subject to the achievement of certain performance conditions.
AUDIT COMMITTEE
     The Audit Committee of the Board of Directors is currently composed of Mr. Hug, Chairman, Mr. Myers and Mr. Spenser. The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company’s internal controls and financial reporting process.
Audit Committee Charter
     The Board of Directors has adopted and maintains a written charter for the Audit Committee. A copy of the Audit Committee Charter was included as an exhibit to the Company’s proxy statement for the 2004 annual meeting.
Audit Committee Member Independence
     The Board of Directors has made the determination that all members of the Audit Committee are independent as defined in the applicable listing standards of the Nasdaq National Market.
Financial Expert
     The Board of Directors has determined that Mr. Hug meets the SEC criteria of an “audit committee financial expert.” Mr. Hug has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPAs since 1988, and as such, has participated in dealing with accounting, auditing, internal control and risk management issues.

Report of Audit Committee
March 17, 2006
To the Board of Directors of Interphase Corporation:
     We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005.
     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.
     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

THE AUDIT COMMITTEE

Paul N. Hug, Chairman
Kenneth V. Spenser
Michael J. Myers
NOMINATING AND GOVERNANCE COMMITTEE
     The members of the Nominating and Governance Committee are Mr. Thawley, Chairman, Mr. Hug, Mr. Ledford, Mr. Myers and Mr. Spenser. All members of the Committee meet the independence requirements of the Nasdaq National Market.
     The responsibilities of the Nominating and Governance Committee are to identify individuals qualified to serve as Directors of the Company consistent with criteria developed by the Nominating and Governance Committee and approved by the Board. The Nominating and Governance Committee shall recommend that the Board select the Director nominees for the next annual meeting of shareholders; develop and recommend to the Board corporate governance principles applicable to the Company; and oversee the evaluation of the Board and the Company by the Directors. The Company has adopted a Nominating and Governance Committee Charter, which is available on the Company’s website at www.interphase.com.
     The Nominating and Governance Committee proposes and the Board of Directors adopts guidelines for identifying and evaluating Director candidates. Under those guidelines, the Nominating and Governance Committee shall consider a number of factors when identifying potential nominees, including: applicable requirements of law and of the Nasdaq National Market, independence from management, diversity, relevant business experience, good business judgment, specific expertise, strength of character, integrity and reputation, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal restraints, corporate governance background, financial and accounting background and education, executive compensation background and other factors deemed appropriate in adding value to the composition of the existing Board of Directors and its size and structure.
     In all cases, Directors should have expertise that will be useful to the Company, and should possess the highest personal and professional integrity and ethics, and be willing and able to devote the required time to properly serve the Company.
     The Nominating and Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, other Directors or others associated with the Company or with the help of executive search firms (which receive a fee for their services).
     The Nominating and Governance Committee will consider candidates for Director suggested by shareholders applying the criteria for candidates described above and considering the additional information set forth below.
     Shareholders wishing to suggest a candidate for Director should write to our Secretary and include:
a. as to each person whom the shareholder proposes to nominate for election or re-election as a Director:
i.	the name, age, business address and residence of such person,

ii.	the principal occupation or employment of such person,

iii.	the class and number of shares of the Company which are beneficially owned by such person,

iv.	information about each of the factors to be considered by the Committee listed above,

v.	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company,

vi.	detailed information about any relationship or understanding between the shareholder proposing the candidate or any other shareholder and the candidate,

vii.	a statement from the candidate that the candidate is willing to be considered and will serve as a Director if nominated and elected, and

viii.	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and
b. as to the shareholder giving the notice:
i.	the name and record address of the shareholder, and

ii.	the class and number of shares of the Company beneficially owned by the shareholder.

     Any shareholder suggested candidates must be submitted no later than December 1, 2006 to be considered for election at the 2007 annual meeting of shareholders.
EXECUTIVE OFFICERS
     The executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:

			Executive
			Officers of
			the Company
Name	Age	Position(s) Held with the Company	Since
Gregory B. Kalush	49	Chairman of the Board, Chief Executive Officer and President	1998

Thomas N. Tipton, Jr.	31	Chief Financial Officer, Vice President of Finance and Treasurer	2005

Felix V. Diaz	55	Vice President of Engineering and Chief Technology Officer	2002

Randall E. McComas	56	Vice President of Global Sales and Customer Support	2002

Deborah A. Shute	43	Vice President of Human Resources and Administration	2002

James W. Gragg	54	Vice President of Operations and Fulfillment	2004

Prasad R. Kallur	39	Vice President of Strategic Marketing	2005
     Gregory B. Kalush joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999 and was elected Chairman of the Board in May 2000. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.
     Thomas N. Tipton, Jr. joined the Company in January 2000 as Financial Planning and Analysis Manager. In December 2000, Mr. Tipton became Corporate Controller and Director of Finance, a position he held until December 2005. In August 2005, Mr. Tipton began serving as interim Chief Financial Officer, Vice President of Finance and Treasurer until December 2005 when Mr. Tipton was promoted to Chief Financial Officer, Vice President of Finance and Treasurer. Prior to joining Interphase, Mr. Tipton served in various positions in the Assurance and Business Advisory practice of Arthur Anderson LLP.

     Felix V. Diaz joined the Company in May 1996, as Chief Technology Officer. In January 2001, Mr. Diaz became Vice President and General Manager, Telecom Products Group, a position he held until January 2004 when he returned to the position of Chief Technology Officer and Vice President of Engineering. Prior to joining Interphase, Mr. Diaz was Director of Systems Architecture and Engineering at DSC Corporation where he was responsible for the Company’s Asynchronous Transfer Mode switching product line.
     Randall E. McComas joined the Company in February 2002, as Vice President of Global Sales and Marketing, a position he held until May 2005 when he became Vice President of Global Sales and Customer Support. Prior to joining Interphase, Mr. McComas served as General Manager of Business Development, a position he held since 1998, for Scient, an enterprise organizational consulting firm. In that position Mr. McComas was responsible for overseeing all industry business units and delivery units for Scient, including sales and marketing. Prior to 1998, Mr. McComas was Vice President and General Manager of Telecommunications for Scient, managing the global telecom and utilities business units for that company. Mr. McComas also spent 15 years at IBM, where he held various positions in the telecom and media industries, including Vice President of Telecommunications for IBM’s global telecom and media business, and Vice President of Marketing and Strategy, managing IBM’s worldwide telecom business including the wireline and wireless carriers.
     Deborah A. Shute joined the Company in February 1999, as Director of Human Resources. In November 1999, Ms. Shute became Vice President of Human Resources and Administration. Prior to joining Interphase, Ms. Shute was Senior Director of Human Resources for Packard Bell NEC in Sacramento, California.
     James W. Gragg joined the Company in September 1998, as Manufacturing/Test Engineering Manager. In 2000 Mr. Gragg became Director of Manufacturing and Operations, a position he held until November 2004 when he became Vice President of Operations and Fulfillment. Prior to joining Interphase, Mr. Gragg held various technical leadership roles including Hardware Design Engineering Manager at Compaq Computer Corporation, Vice President of Engineering for MSD Systems and also Test Engineering Manager for Mostek Corporation. Mr. Gragg also had his own engineering consulting company, Emtech, Inc., for over 10 years.
     Prasad R. Kallur joined the company in May 2005, as Vice President of Strategic Marketing. Prior to joining Interphase, Mr. Kallur was Vice President of Product Management and Marketing at Continuous Computing Corporation, a position he held since 2003. Prior to 2003, Mr. Kallur served as Chief Strategy Officer for Intel Corporation’s Trillium Digital System division.
EXECUTIVE COMPENSATION
Report of the Compensation Committee of the
Board of Directors on Executive Compensation
     The Compensation Committee (under this caption, the “Committee”) is responsible for structuring and monitoring the Company’s executive compensation program. The Committee is currently composed of three members of the Board of Directors: Mr. Ledford, Chairman, Mr. Hug and Mr. Myers. After the executive compensation program has been approved by the Committee, the Committee performs ministerial functions effecting and implementing aspects of the program on behalf of the Board of Directors.

     The Committee views its primary objective to be the structuring of a compensation strategy designed to align the interests of executives with the interests of shareholders by creating incentives which are performance-based and tied to the attainment of overall Company goals. The markets in which the Company competes are highly competitive, and to succeed in them over the long term, the Company must be able to attract, motivate and retain executives with extraordinary qualifications and talents. The Committee evaluates the compensation strategy and compensation plans accordingly.
     Salient components of the executive compensation program include annual salary, annual bonus plan and stock incentive grants.
     At this time, based on the Company’s current executive compensation structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Section 162(m) of the Internal Revenue Code, except with respect to the 2004 Long-Term Stock Incentive Plan.
Annual Salary
     The Committee attempts to establish annual salary levels that are appropriate with regard to (i) competitive salary levels, (ii) qualifications and experience, and (iii) the longevity, performance and responsibility of the executive. At least annually, the Committee reviews executive salaries and recommends adjustments where appropriate.
Executive Bonus Plan
     The executive bonus plan is intended to link executive compensation with the attainment of defined Company goals on an annual basis.
     Each fiscal year, the Committee, after consulting with management of the Company, establishes business and financial targets for the Company. Annual bonus amounts are established based upon these targets. The actual payment of bonuses is primarily dependent upon the extent to which these Company-wide objectives are achieved. No executive bonuses were paid in 2006 with respect to 2005 results.
Long Term Incentive Stock Awards (Stock Option and Restricted Stock Grants)
     The Committee approves grants under Interphase’s 2004 Long-Term Stock Incentive Plan that provide additional incentives and align the executives’ long-term interests with those of the shareholders of the Company by tying executive compensation to the long-term performance of the Company’s stock price. This is the Company’s principal long-term incentive to executives.
     The Committee recommends the number of shares to be granted to an executive based upon several factors including, but not limited to, management’s recommendation, the executive’s salary level, performance, position, contribution to the management team, and contribution to the overall success of the Company.
Chief Executive Officer Compensation
     In keeping with the general compensation philosophy outlined above, Mr. Kalush’s base salary is established to place emphasis on incentive compensation while remaining competitive with others in the Company’s industry. Mr. Kalush’s target annual bonus amount is established based upon annual financial targets for the Company developed by the Committee. The actual payment of a bonus is primarily dependent upon the extent to which these objectives are achieved. The amount of stock awards granted to Mr. Kalush is based upon several factors including, but not limited to, base salary level, performance, position and contribution to the overall success of the Company. The Compensation Committee believes that the total compensation paid to Mr. Kalush is commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in size, business mix and geographic area.
Summary
     The Compensation Committee, in its judgment, has established executive compensation levels which reflect the Committee’s desire to reward executives for individual contribution to the attainment of the Company’s goals while linking each executive’s financial opportunity with increased value to the shareholders.

THE COMPENSATION COMMITTEE

Randall D. Ledford, Chairman
Paul N. Hug
Michael J. Myers
Employment Agreements
     The Board of Directors approved Mr. Kalush’s current employment agreement, effective March 12, 2000, pursuant to which the Company employs Mr. Kalush as its Chief Executive Officer and President. This agreement provided for a base salary from March 2000 until March 2003 of at least $250,000 per year. A new two-year term began in April 2005 and provided for the same base salary. The employment agreement will continue for successive two-year terms, unless either Mr. Kalush or the Company gives notice to the other party more than 30 days prior to the expiration of the then-current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Kalush is entitled to (i) an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (ii) certain benefits available to officers of the Company generally.
     Mr. Kalush’s employment agreement permits the Company to terminate Mr. Kalush without further compensation for overt misconduct. If Mr. Kalush dies or the Company terminates Mr. Kalush’s employment agreement by reason of disability, then Mr. Kalush will be entitled to receive (i) severance compensation in the amount of two years base salary, (ii) payment of two years of his annual bonus under the Company’s Executive Bonus Plan, and (iii) an additional period of up to three years to exercise his options. If the Company elects not to renew Mr. Kalush’s employment agreement or terminates Mr. Kalush without cause, then Mr. Kalush will be entitled to receive severance payments in the amount of three years base salary and will be given an additional period of up to three years to exercise his options. However, following a “change in control” (as defined below), he will be entitled to (i) severance compensation in the amount of two years base salary, (ii) receive an immediate payment equal to two years of his annual bonus under the Company’s Executive Bonus Plan, (iii) all stock (the “Executive Stock Awards”) which have been granted to him shall be immediately vested on the date of the “change in control”, and (iv) receive an additional period of up to three years to exercise his stock options. A “change in control” under these arrangements occurs when one investor, including its affiliates, accumulates 20% or more of the outstanding Common Stock of the Company.

     The Board of Directors approved Mr. Tipton’s current employment agreement, effective December 19, 2005, pursuant to which the Company employs Mr. Tipton as its Chief Financial Officer and Vice President of Finance, at a base salary of, at least, $150,000 per year. The employment agreement automatically renews for successive 6-month periods, unless either Mr. Tipton or the Company gives written notice to the other party 30 days prior to the expiration of the then current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Tipton (i) received in December 2005, 10,000 shares of Restricted Stock under the Company’s 2004 Long-Term Stock Incentive Plan, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.
     Mr. Tipton’s employment agreement permits the Company to terminate Mr. Tipton without further compensation for willful neglect of his duties. If the Company terminates Mr. Tipton for any reason other than willful neglect, Mr. Tipton will receive six months severance pay at his base salary. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Mr. Tipton’s employment with the Company is terminated either by the Company except for overt misconduct or by Mr. Tipton for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock granted to Mr. Tipton will become immediately vested, subject to certain restrictions.
     The Board of Directors approved Mr. Diaz’s current employment agreement, effective May 22, 1996, pursuant to which the Company employs Mr. Diaz at a base salary of, at least, $120,000 per year. The employment agreement with the Company is at-will, and thus, either party may terminate the relationship at any time for any reason subject to a 30 day written notice. In addition, in accordance with his employment agreement, Mr. Diaz (i) received in May 1996 an incentive stock option for 10,000 shares of Common Stock, for a ten year term and with an exercise price of $17.69 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee and (iii) is entitled to certain benefits available to officers of the Company generally.
     Mr. Diaz’s employment agreement permits the Company to terminate Mr. Diaz without further compensation for overt misconduct. If the Company terminates Mr. Diaz for any reason other than overt misconduct, Mr. Diaz will receive (i) three months severance pay at his base salary provided he executes a general release of all claims against the Company. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Mr. Diaz’s employment with the Company is terminated either by the Company, except for overt misconduct, or by Mr. Diaz for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock granted to Mr. Diaz will become immediately vested, subject to certain restrictions.
     The Board of Directors approved Mr. McComas’ current employment agreement, effective February 15, 2002, pursuant to which the Company employs Mr. McComas as its Vice President of Global Sales and Marketing, at a base salary of, at least, $225,000 per year. The employment agreement automatically renews for successive 12-month periods, unless either Mr. McComas or the Company gives written notice to the other party 30 days prior to the expiration of the then current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. McComas (i) received in February 2002, a non-qualified stock option for 40,597 shares of Common Stock, and an incentive stock option for 59,403 shares of Common Stock, all for a ten year term and with an exercise price of $5.05 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.
     Mr. McComas’ employment agreement permits the Company to terminate Mr. McComas without further compensation for cause. If the Company terminates Mr. McComas for any reason other than cause or nonrenewal, Mr. McComas will receive no less than 6 months and no greater than 9 months base-salary compensation. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Mr. McComas’ employment with the Company is terminated either by the Company, except for overt misconduct, or by Mr. McComas for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock granted to Mr. McComas will become immediately vested, subject to certain restrictions.
     The Board of Directors approved Ms. Shute’s current employment agreement, effective November 24, 1999, pursuant to which the Company employs Ms. Shute as its Vice President of Human Resources, at a base salary of, at least, $130,000 per year. The employment agreement with the Company is at-will, and thus, either party may terminate the relationship at any time for any reason subject to a 30 day written notice. In addition, in accordance with her employment agreement, Ms. Shute (i) received in November 1999, a non-qualified stock option for 10,000 shares of Common Stock, for a ten year term and an exercise price of $31.00 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with her “annual bonus target” being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.
     Ms. Shute’s employment agreement permits the Company to terminate Ms. Shute without further compensation for willful neglect of her duties. If the Company terminates Ms. Shute for any reason other than willful neglect, Ms. Shute will receive (i) six months severance pay at her base salary, and (ii) a pro rata payment of her bonus for the year in which she is terminated if and only if she executes a general release of all claims against the Company. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Ms. Shute’s employment with the Company is terminated either by the Company except for overt misconduct or by Ms. Shute for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock granted to Ms. Shute will become immediately vested, subject to certain restrictions.
     The Board of Directors approved Mr. Gragg’s current employment agreement, effective November 1, 2004, pursuant to which the Company employs Mr. Gragg as its Vice President of Operations and Fulfillment, at a base salary of, at least, $150,000 per year. The employment agreement automatically renews for successive 6-month periods, unless either Mr. Gragg or the Company gives written notice to the other party 30 days prior to the expiration of the then current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Gragg (i) received in November 2004, a non-qualified stock option for 2,959 shares of Common Stock, and an incentive stock option for 7,041 shares of Common Stock, all for a ten year term and with an exercise price of $7.20 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

     Mr. Gragg’s employment agreement permits the Company to terminate Mr. Gragg without further compensation for willful neglect of his duties. If the Company terminates Mr. Gragg for any reason other than willful neglect, Mr. Gragg will receive (i) six months severance pay at his base salary. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Mr. Gragg’s employment with the Company is terminated either by the Company except for overt misconduct or by Mr. Gragg for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock granted to Mr. Gragg will become immediately vested, subject to certain restrictions.
     The Board of Directors approved Mr. Kallur’s current employment agreement, effective May 23, 2005, pursuant to which the Company employs Mr. Kallur as its Vice President of Strategic Marketing, at a base salary of, at least, $175,000 per year. The employment agreement automatically renews for successive 6-month periods, unless either Mr. Kallur or the Company gives written notice to the other party 30 days prior to the expiration of the then current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Kallur (i) received in May 2005, 18,000 shares of Restricted Stock under the Company’s 2004 Long-Term Stock Incentive Plan, (ii) received $60,000 for relocation and temporary living expenses, (iii) is entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (iv) is entitled to certain benefits available to officers of the Company generally.
     Mr. Kallur’s employment agreement permits the Company to terminate Mr. Kallur without further compensation for willful neglect of his duties. If the Company terminates Mr. Kallur for any reason other than willful neglect, Mr. Kallur will receive (i) six months severance pay at his base salary. In the event of a “change in control” of the Company, as defined above, and if, within 12 months thereafter, Mr. Kallur’s employment with the Company is terminated either by the Company except for overt misconduct or by Mr. Kallur for Good Reason, as defined in the agreement, or one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding stock of the Company, then all outstanding stock granted to Mr. Kallur will become immediately vested, subject to certain restrictions.
     The Board of Directors approved Mr. Kovac’s employment agreement (our former CFO), effective May 11, 1999, pursuant to which the Company employed Mr. Kovac as its Chief Financial Officer and Vice President of Finance, at a base salary of, at least, $175,000 per year. In addition, in accordance with his employment agreement, Mr. Kovac (i) received in May 1999 a non-qualified stock option for 64,180 shares of Common Stock, and an incentive stock option for 35,820 shares of Common Stock, all for a ten year term and with an exercise price of $8.375 per share, (ii) was entitled to an annual bonus based upon the guidelines contained in the Company’s Executive Bonus Plan, with his “annual bonus target” being established by the Compensation Committee, and (iii) was entitled to certain benefits available to officers of the Company generally. On August 25, 2005, Mr. Kovac resigned as Chief Financial Officer and Vice President of Finance.

Summary Compensation Table
     A summary compensation table has been provided below and includes individual compensation information on the Chief Executive Officer and our seven most highly paid executive officers other than the chief executive officer (collectively, the “Named Executive Officers”) during 2005.

		Annual Compensation (1)		Long-Term Compensation
					Securities
Name				Restricted	Underlying
And				Stock	Options/	All Other
Principal		Salary	Bonus	Award(s)	SARs	Compensation
Position	Year	($)	($)	($)(2)	(#)	($)(3)

Gregory B. Kalush	2005	$250,006	$189,900	$107,995	—	$6,300
Chairman of the Board,	2004	$258,656	$26,650	$—	55,000	$6,150
Chief Executive Officer and	2003	$247,000	$8,272	$—	60,000	$6,000
President

Thomas N. Tipton, Jr.	2005	$123,648	$10,000	$56,581	—	$3,381
Chief Financial Officer,	2004	$107,129	$3,000	$—	—	$3,199
Treasurer and Vice President	2003	$87,788	$—	$—	3,500	$2,608
of Finance

Felix V. Diaz	2005	$195,000	$56,950	$68,375	—	$5,850
Vice President of Engineering	2004	$201,747	$8,000	$—	30,000	$6,052
and Chief Technology Officer	2003	$195,000	$4,500	$—	30,000	$5,850

Randall E. McComas	2005	$225,000	$94,900	$68,375	—	$13,215
Vice President of Global Sales	2004	$232,785	$13,250	$—	50,000	$12,811
and Customer Support	2003	$225,000	$6,313	$—	50,000	$12,351

Deborah A. Shute	2005	$150,002	$38,000	$27,350	—	$4,500
Vices President of Human	2004	$146,569	$5,400	$—	15,000	$4,397
Resources and Administration	2003	$140,000	$4,022	$—	15,000	$4,200

James W. Gragg	2005	$150,002	$19,050	$27,350	—	$4,500
Vice President of Operations	2004	$134,823	$3,500	$—	25,000	$4,045
and Fulfillment	2003	$116,923	$3,304	$—	15,000	$3,508

Prasad R. Kallur	2005	$114,423	$—	$126,900	—	$64,375
Vice President of Strategic	2004	$—	$—	$—	—	$—
Marketing	2003	$—	$—	$—	—	$—

Steven P. Kovac	2005	$133,846	$47,450	$38,290	—	$4,385
Former Chief Financial Officer,	2004	$206,920	$6,700	$—	20,000	$4,369
Treasurer and Vice President	2003	$200,000	$4,323	$—	20,000	$4,038
of Finance

(1)	The table does not include the cost to the Company of benefits furnished to certain officers, including premiums for life and health insurance which benefits are also provided to employees.

With the exception of Mr. Kallur none of the other Named Executive Officers received other compensation in excess of the lesser of $50,000 or 10% of such officers’ salary and bonus compensation. With respect to Mr. Kallur, he received $62,558 in relocation expenses in 2005.

(2)	Restricted stock awards are valued at the fair market value (as defined in Interphase’s 2004 Long-Term Stock Incentive Plan) on the date of grant. Holders of such restricted stock awards have the right to vote the shares and to receive cash dividends, if any. Mr. Kovac’s shares of restricted stock were forfeited upon his separation from the Company.

(3)	“All Other Compensation” consists of matching and discretionary (as defined) payments by the Company pursuant to its 401(k) plan for all executive officers and with respect to Mr. McComas, an additional amount of $7,200 per year as a car allowance and Mr. Kallur, an additional amount of $62,558 for relocation expenses.
Aggregated Option/SAR Exercises in Last Fiscal Year
     and Fiscal Year End Option/SAR Values
     The following table discloses incentive stock option exercises for the Named Executive Officers during the fiscal year ended December 31, 2005. In addition, the number and value of unexercised options/SARs that were outstanding at December 31, 2005 are summarized in the table.

			Number of Securities			Value of Unexercised
			Underlying Unexercised			In-The-Money
	Shares		Options/SARs			Options/SARs
	Acquired	Value	at fiscal Year End			at fiscal Year End
	On Exercise	Realized	Exercisable/Unexercisable			Exercisable/Unexercisable
Name	(#)	($)		(#)			($)

Gregory B. Kalush	—	$—	567,500	/	—	$—	/	$—

Thomas N. Tipton, Jr.	—	$—	18,500	/	—	$1,400	/	$—

Felix V. Diaz	—	$—	270,000	/	—	$14,000	/	$—

Randall E. McComas	—	$—	191,540	/	—	$—	/	$—

Deborah A. Shute	—	$—	145,000	/	—	$—	/	$—

James W. Gragg	—	$—	75,000	/	—	$2,800	/	$—

Steven P. Kovac	—	$—	230,001	/	—	$—	/	$—

Stock Performance Graph
     The following chart compares the cumulative total shareholder return on Common Stock during the years ended December 31, 2005, 2004, 2003, 2002 and 2001 with the cumulative total return on the NASDAQ market index and a peer group index. The peer group consists of companies in the same four-digit SIC code (3577). The Company relied upon information provided by another firm with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than review it for reasonableness. The comparison assumes $100 was invested on December 31, 2000 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

		Cumulative Return
	12/00	12/01	12/02	12/03	12/04	12/05

Interphase Corporation	100	62	40	147	95	50
Peer Group (SIC Code 3577)	100	99	74	124	138	106
NASDAQ	100	79	56	83	91	93

Compensation Committee Interlocks and Insider Participation
     During 2005, the Compensation Committee was composed of Mr. Ledford, Mr. Hug and Mr. Myers. None of the Company’s executive officers served during the year ended December 31, 2005 as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee.
CERTAIN RELATED TRANSACTIONS
     During 2005, the Company did not have any related party transactions.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and furnish the Company with a copy. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 2005 except for Mr. Tipton who made one late filing disclosing one transaction, Mr. Hug who made one late filing disclosing three transactions and Mr. Kovac, our former CFO, who made one late filing disclosing one event.
RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS
     Grant Thornton LLP (“Grant Thornton”) served as the independent auditors of the Company for the years ended December 31, 2005 and 2004. The Company’s Audit Committee pre-approves all services performed by the Company’s principal auditor. A representative of Grant Thornton is expected to be present at the annual meeting and will have the opportunity to make a statement and will be available to answer appropriate shareholder questions. At its May 2006 meeting, the Audit Committee of the Board of Directors will conduct its review of the independent auditors’ performance, independence, qualifications and quality controls and will make its formal decision as to the retention of the independent public auditors to audit the Company’s financial statements for the year ending December 31, 2006, which is expected to be Grant Thornton.
     In September 2004, the Audit Committee of the Board of Directors authorized (1) the engagement of Grant Thornton as the independent auditors for the Company for the calendar year 2004 and (2) the dismissal of Interphase’s existing independent auditors, PricewaterhouseCoopers LLP (“PwC”).
     During the subsequent interim period through September 7, 2004, the date of the dismissal of PwC, (1) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference in connection with its report to the subject matter of the disagreement and (2) PwC has not advised the Company of any reportable events as defined in paragraphs (A) through (D) of Regulation S-K Item 304 (a)(1)(v).

     The accountant’s report of PwC on the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.
     During the fiscal year ended December 31, 2003, and the subsequent interim period through September 7, 2004, Grant Thornton has not been consulted by the Company, or by anyone on the Company’s behalf, regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company.
Audit Fees
     During 2005 and 2004, the Company retained its principal auditor, Grant Thornton, to provide services in the following categories and amounts:

	2005	2004
Audit Fees	$133,875	$121,420
Audit-Related Fees	4,750	1,200
Tax Fees	—	—
All Other Fees	—	—

Total	$138,625	$122,620
     The Grant Thornton Audit Fees for the year ended December 31, 2005 and 2004 were for professional services rendered for the audit of the consolidated financial statements of the Company, including quarterly reviews.
     The Grant Thornton Audit-Related Fees for the year ended December 31, 2005 were for consultations regarding acceleration of stock options and issuance of restricted stock and for professional services rendered in connection with an SEC comment letter and Company’s response.
     The Grant Thornton Audit-Related Fees for the year ended December 31, 2004 were for consultations regarding internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002.
     During 2005, PwC provided services for the reissuance of the 2003 audit report. During 2004, PwC provided services for the Company from January 1, 2004 through September 7, 2004 in the following categories and amounts:

	2005	2004
Audit Fees	$7,000	$40,350
Audit-Related Fees	—	1,450
Tax Fees	—	—
All Other Fees	—	7,500

Total	$7,000	$49,300
     The PwC Audit Fees for the year ended December 31, 2005 was for the reissuance of the 2003 audit report.
     The PwC Audit Fees for the year ended December 31, 2004 were for professional services rendered for quarterly reviews.

     The PwC Audit-Related Fees for the year ended December 31, 2004 were for consultations regarding internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002.
     The PwC All Other Fees for the year ended December 31, 2004 were for the filing of the Form 8-K relating to the change in auditors and the successor auditor workpaper review.
SHAREHOLDERS’ PROPOSALS
     Any proposals that shareholders of the Company desire to have presented at the 2007 annual meeting of shareholders must be received by the Company at its principal executive offices no later than December 1, 2006, whether or not the shareholder wishes to include the proposal in the Company’s proxy materials.
     A shareholder who wishes to make a proposal at the 2007 annual meeting of shareholders without including the proposal in the Company’s proxy statement must give written notice of that proposal to the Company at its principal executive offices, by February 14, 2007. If a shareholder fails to timely give the notice, then the persons named as proxies in the proxy cards solicited by the Company’s Board of Directors for that meeting will be entitled to vote the proxy cards held by them regarding that proposal, if properly raised at the meeting, in their discretion.
SHAREHOLDER COMMUNICATIONS
     Shareholders wishing to communicate with the Board of Directors, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Attn: Secretary, Interphase Corporation, Parkway Centre I, 2901 North Dallas Parkway, Suite 200, Plano, Texas 75093. The envelope should indicate that it contains a shareholder communication, and the correspondence must disclose the name of the shareholder submitting the communication and identify the number of shares of stock owned by him (or her) beneficially or of record. In general, all shareholder communications delivered to the secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

MISCELLANEOUS
     The Annual Report to Shareholders of the Company for 2005, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.
     A copy of the Company’s 2005 Form 10-K has been included with these proxy materials. Exhibits to the Form 10-K are available upon written request and upon payment of a reasonable charge to cover the Company’s cost in providing such exhibits. Written requests should be sent to Investor Relations, Interphase Corporation, Parkway Centre I, 2901 North Dallas Parkway, Suite 200, Plano, Texas, 75093.

By Order of the Board of Directors

S. THOMAS THAWLEY
Vice Chairman and Secretary
Plano, Texas
March 31, 2006

	000004	000000000.000 ext 000000000.000 ext 000000000.000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET
VOTING INSTRUCTIONS.
1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 - Paul N. Hug	☐	☐	04 - Michael J. Myers	☐	☐
02 - Gregory B. Kalush	☐	☐	05 - Kenneth V. Spenser	☐	☐
03 - Randall D. Ledford	☐	☐	06 - S. Thomas Thawley	☐	☐

B	Proposal
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	In the discretion of the Proxies, on any other matters that may properly come before the meeting or any adjournment thereof.	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.
Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please date and sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

■	0 0 8 3 3 6	1 U P X	C O Y	+

Proxy - INTERPHASE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Interphase Corporation (the “Company”) to be held on May 3, 2006 at 9:00 a.m. local time at the Hotel Intercontinental at 15201 Dallas Parkway, Addison, Texas 75001, and the Proxy Statement in connection therewith, and (b) appoints Gregory B. Kalush and S. Thomas Thawley, and each of them, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:
If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, both of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE MATTERS REFERRED TO ON THE REVERSE.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be dated and signed on the reverse side.)

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on XXXXXX   XX, 200X.
THANK YOU FOR VOTING